Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 N. Community House Rd, Suite 350
Charlotte, NC 28277
Tel: (704) 587-8886
investorrelations@polypore.net
www.polypore.net

PRESS RELEASE

Polypore Reports First Quarter 2013 Results

•                  Separations Media and Transportation and Industrial segments generate solid performance

•                  Electronics and Electric Drive Vehicles (“EDVs”) segment experiences very weak lithium battery separator demand in January and February, followed by marked improvement in March which continued into the second quarter

•                  Recent ramp-up of two new battery production facilities and new vehicle launches in the EDV end market reinforce confidence in improved performance as the year progresses

CHARLOTTE, NC — May 8, 2013 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the first quarter ended March 30, 2013:

•                  Sales were $163.5 million compared with $173.7 million in the prior-year period.

•                  Segment Operating Income was $28.3 million compared with $42.0 million in the prior-year period. A table showing the reconciliation of Segment Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $12.9 million and $0.27 per diluted share, compared with $22.3 million and $0.47 per diluted share in the prior-year period.  Net income was $9.0 million or $0.19 per diluted share, compared with $18.8 million or $0.40 per diluted share in the prior-year period.  A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Commenting on the first quarter, Robert B. Toth, President and Chief Executive Officer, said, “Our Separations Media and Transportation and Industrial segments, which represent the majority of Polypore, delivered solid performance in the quarter. Sales in the Electronics and EDVs segment were challenging, with added pressure from customers carefully managing inventory in what was — for many — their fourth fiscal quarter of the year. Following a very weak

January and February, we experienced improved order patterns in March and April and anticipate improving performance through the course of the year.”

Adjusted EBITDA

Adjusted EBITDA was $42.5 million in the first quarter of 2013 compared with $55.7 million in the first quarter of 2012. For the twelve months ended March 30, 2013, Adjusted EBITDA was $200.9 million. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit agreement, is reconciled to net income in the attached table.

Energy Storage Business

Transportation and Industrial Segment

•                  Sales of lead-acid battery separators were $93.7 million, up 9% compared with $86.2 million in the prior-year period. This increase reflects strong growth in Asia and a more typical winter battery restocking season in North America and Europe.

•                  Segment Operating Income was $21.3 million and 23% of sales compared with $20.0 million and 23% of sales for the prior-year period. The increase in segment operating income was due to higher sales volumes.

Electronics and Electric Drive Vehicles (“EDVs”) Segment

•                  Sales of lithium battery separators were $24.4 million compared with $42.4 million in the prior-year period. The decrease was primarily volume-related, reflecting weak demand in consumer electronics applications and EDVs early in the quarter, as well as customers reducing inventories associated with their fiscal year-ends.

•                  Segment Operating Loss was $2.5 million compared with Segment Operating Income of $16.8 million for the prior-year period, reflecting the lack of operating leverage from lower sales as well as higher year-over-year costs associated with added capacity investments.

Separations Media Segment

Sales were $45.4 million, up 1% compared with $45.1 million in the prior-year period.

•                  Sales of healthcare products were $29.5 million, up 7% compared with $27.5 million in the prior-year period due to higher hemodialysis volumes.

•                  Sales of filtration and specialty products were $15.9 million compared with $17.6 million in the prior-year period due to continued weakness in microelectronics end-market demand.

•                  Segment Operating Income of $15.5 million was very strong at 34% of sales compared with $13.9 million and 31% of sales in the prior-year period. The increase was primarily due to production timing and efficiencies.

Share Repurchase Update

As of March 30, 2013, the Company had repurchased 6,800 shares of common stock for a total cost of approximately $272,000, leaving 3,993,200 shares remaining under its recently announced repurchase authorization of 4 million shares.

Outlook

“We have a strong portfolio of businesses, with performance in lead-acid separators, healthcare, and filtration on track, and our growth expectations for our lithium separator business remain unchanged. The ramp-up of EDV battery and production facilities in the quarter—combined with new vehicle introductions and the improvement in order patterns experienced in March and April—give us confidence that sales of lithium battery separators will improve over the course of the year,” Toth added. “We are also pleased that our strong cash position allowed us to pay down $25 million in debt, and we remain focused on creating shareholder value as our lithium business improves and as we drive growth.”

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s first quarter 2013 financial results and business outlook today, Wednesday May 8, 2013, at 4:45 p.m. Eastern time. The number to call for this interactive teleconference is (631) 291-4526. Enter code 30374202. A replay of the conference call will be available through May 15, 2013, via telephone at (404) 537-3406. Enter code 30374202. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s website at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s website.

CONTACT:

Polypore International, Inc.
Investor Relations
(704) 587-8886
investorrelations@polypore.net

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. Adjusted EBITDA is defined in our credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, stock-based compensation and other non-cash or non-recurring charges.

We define Adjusted Net Income as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding. The adjustments used in calculating Adjusted Net Income and Adjusted EPS are consistent with the adjustments used in calculating Adjusted EBITDA, as defined in our credit agreement.

For more information regarding the computation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Net Income to net income and Adjusted EPS to earnings per share, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance and facilitate the comparison of results between periods. Adjusted EBITDA is a measure used in calculating covenant compliance under the terms of our credit agreement. We also use Adjusted EBITDA to review and assess our operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections. Adjusted Net Income and Adjusted EPS exclude amounts we do not consider part of our ongoing operating results when assessing performance and are calculated consistent with the calculation of Adjusted EBITDA.

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; lithium market demand does not materialize as anticipated; the absence of expected returns from the intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed consolidated statements of income

(unaudited)

(in millions, except per share data)

	Three Months Ended
	March 30, 2013	March 31, 2012
Net sales	$163.5	$173.7
Cost of goods sold	108.7	102.7
Gross profit	54.8	71.0
Selling, general and administrative expenses	31.4	33.9
Operating income	23.4	37.1
Other (income) expense:
Interest expense, net	9.8	8.8
Foreign currency and other	0.6	0.4
	10.4	9.2
Income before income taxes	13.0	27.9
Income taxes	4.0	9.1
Net income	$9.0	$18.8

Net income per share - basic and diluted	$0.19	$0.40

Weighted average shares outstanding - basic	46,613,321	46,497,701
Weighted average shares outstanding - diluted	47,295,430	47,215,006

Polypore International, Inc.

Condensed consolidated balance sheets

(in millions)

	March 30, 2013	December 29, 2012 (a)
Assets:
Cash and cash equivalents	$43.2	$44.9
Accounts receivable, net	124.0	137.3
Inventories	124.7	119.9
Other	44.4	45.2
Current assets	336.3	347.3

Property, plant and equipment, net	628.6	638.8
Goodwill	469.3	469.3
Intangibles and loan acquisition costs, net	117.8	121.7
Other	8.7	9.0
Total assets	$1,560.7	$1,586.1

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$79.4	$78.2
Income taxes payable	1.8	1.6
Current portion of debt	25.0	50.0
Current liabilities	106.2	129.8

Debt, less current portion	638.8	646.3
Other	221.2	227.2
Shareholders’ equity	594.5	582.8
Total liabilities and shareholders’ equity	$1,560.7	$1,586.1

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated statements of cash flows

(unaudited, in millions)

	Three Months Ended
	March 30, 2013	March 31, 2012
Operating activities:
Net income	$9.0	$18.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	14.3	13.5
Stock-based compensation	4.5	4.3
Deferred income taxes	(2.8)	4.1
Other	1.2	2.0
Changes in operating assets and liabilities	10.0	(12.5)
Net cash provided by operating activities	36.2	30.2
Investing activities:
Purchases of property, plant and equipment, net	(6.2)	(45.4)
Net cash used in investing activities	(6.2)	(45.4)
Financing activities:
Principal payments on debt	(7.5)	(0.9)
Payments on revolving credit facility	(25.0)	—
Other	0.6	0.3
Net cash used in financing activities	(31.9)	(0.6)
Effect of exchange rate changes on cash and cash equivalents	0.2	2.2
Net decrease in cash and cash equivalents	(1.7)	(13.6)
Cash and cash equivalents at beginning of period	44.9	92.6
Cash and cash equivalents at end of period	$43.2	$79.0

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Net income	$9.0	$18.8	$61.2	$98.3
Add:
Depreciation and amortization expense	14.3	13.5	56.5	52.8
Interest expense, net	9.8	8.8	37.0	34.3
Income taxes	4.0	9.1	25.4	48.2
EBITDA	37.1	50.2	180.1	233.6
Adjustments:
Stock-based compensation	4.5	4.3	16.5	12.6
Foreign currency (gain) loss	0.7	0.6	0.6	(3.0)
Loss on disposal of property, plant and equipment	—	0.3	0.7	0.5
Costs related to the FTC litigation	0.1	0.2	0.3	0.4
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	2.5	—
Other non-cash or non-recurring items	0.1	0.1	0.2	0.1
Adjusted EBITDA	$42.5	$55.7	$200.9	$244.2

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended
	March 30, 2013	March 31, 2012
Net income	$9.0	$18.8
Adjustments:
Stock-based compensation	4.5	4.3
Foreign currency loss	0.7	0.6
Loss on disposal of property, plant and equipment	—	0.3
Costs related to the FTC litigation	0.1	0.2
Other non-cash or non-recurring items	0.3	0.1
Impact of adjustments on income taxes	(1.7)	(2.0)
Adjusted net income	$12.9	$22.3

Net income per share - diluted	$0.19	$0.40
Impact of adjustments on net income per share	0.08	0.07
Adjusted earnings per share - diluted	$0.27	$0.47

Weighted average shares outstanding - diluted	47,295,430	47,215,006

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income Before Income Taxes

(unaudited, in millions)

	Three Months Ended
	March 30, 2013	March 31, 2012
Operating income:
Electronics and EDVs	$(2.5)	$16.8
Transportation and industrial	21.3	20.0
Energy storage	18.8	36.8
Separations media	15.5	13.9
Corporate and other	(6.0)	(8.7)
Segment operating income	28.3	42.0
Stock-based compensation	4.5	4.3
Non-recurring and other costs	0.4	0.6
Total operating income	23.4	37.1
Reconciling items:
Interest expense, net	9.8	8.8
Foreign currency and other	0.6	0.4
Income before income taxes	$13.0	$27.9